Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet ClOSES FINANCING TRANSACTION with VDA Group

Strategic Transaction Expands Companies’ Reach and Creates Opportunity for Global Leadership in Intelligent Automation, Occupancy-based Energy Management and Iot Technology through a Collective World-wide Presence

Telkonet, Inc. (OTCQB: TKOI) (“Telkonet”) and VDA Group S.p.A. ("VDA") today announced that they have closed a strategic financing transaction pursuant to which VDA has contributed $5 million to Telkonet (the “Financing”) in exchange for the issuance of a majority of shares of common stock of Telkonet and a warrant to purchase additional shares of common stock. In connection with the Financing, Arthur Byrnes, Peter Kross and Leland Blatt resigned from Telkonet’s board of directors and Piercarlo Gramaglia, Flavio de Paulis and Steven Quick filled the resulting vacancies, bringing with them deep industry experience that will enhance the leadership of the new joint enterprise. In addition, Jason Tienor resigned as CEO of Telkonet and has taken on a new role as Chief Sales & Operations Officer of the Americas. Mr. Gramaglia, CEO of VDA Group, will act as CEO of Telkonet.

The Financing will allow Telkonet and VDA to create a strategic dynamic that will allow each company to enhance their market position and will provide both companies with an opportunity to leverage the respective strengths of their businesses in the areas of Intelligent Automation, occupancy-based energy management and Iot technology services (“IOT”) for global markets in specific sectors, including hospitality, military housing, student housing, multi-family housing and assisted living. The companies’ respective teams, skills and resources will allow Telkonet and VDA to act on opportunities offered in the new era of IOT and synergies between the two companies will offer customers additional products, technologies and excellent service as it positions itself to take advantage of the technological transformation taking place in the targeted industries.

"For Telkonet, this combination represents an excellent opportunity to expand our reach within markets outside the US and to be able to compete in an increasingly attractive and competitive field,” said Mr. Tienor. “I'm fully convinced that our combined teams will introduce exceptional new alternatives in smart technology and room controls and successfully seize the opportunities offered by this new era of intelligent automation."

“With Telkonet we have found the ideal partner, which on the one hand approaches the market in a way very similar to ours, placing people at the center, and on the other hand, completes the offering of our solutions thanks to their expertise in the world of Energy Management," said Mr. Gramaglia.  "The goal we are setting is to put ourselves at the service of the hospitality market to ensure that the digital transformation in place increases its benefits exponentially. Sustainability and user experience can be enhanced if all the operators involved collaborate in this ambitious project."

About Telkonet

Telkonet, headquartered in Waukesha, Wisconsin, is an IOT innovator focused on Intelligent Automation and Energy Management through the use of individualized climate controls that enable guests or residents of hotels or homes to intelligently control energy usage in accordance with their preferences, while reducing energy consumption and improving facility management capabilities. Telkonet was founded in 1999 and has successfully deployed over 700,000 intelligent climate control devices across more than 4,000 properties.

About VDA

VDA, headquartered in Pordenone, Italy, is an Italian company founded in 1980 that develops and realizes advanced solutions for integrated Room Management and Interactive Television Systems, primarily in the world-wide hospitality market. Thanks to its 100% made-in- Italy technology and its in-house research and development, VDA has secured a leading position in the sector, positioning itself as a smart room solution provider. With over 250,000 active installations for the most prestigious hotels in the world, VDA leads the industry as a reference technological partner for tailor-made solutions that can improve the guest experience. VDA operates in 30 countries through branches in the UK, the UAE, Hong Kong and Bangkok.